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                         FORM OF LETTER TO SHAREHOLDERS

[The Peoples Holding Company LETTERHEAD]


April 16, 2001

Dear Shareholder:

Our board of directors has approved the repurchase of 604,312 shares of our Common Stock at a purchase price of $23.00 per share, net cash to the seller, without interest, through a procedure commonly referred to as an issuer tender offer. Upon expiration of the offer, we will purchase those Common shares tendered up to 604,312 common shares at the purchase price. No brokerage fees or commissions will be charged to you if you tender shares you hold directly. If you have shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares.

The offer, and the procedures you must follow if you want to tender your common shares, are explained in detail in the enclosed Offer to Purchase, Letter of Transmittal, and related documents.

We encourage you to read carefully the Offer to Purchase, Letter of Transmittal and related documents. Neither The Peoples Holding Company nor our board of directors makes any recommendation to any shareholder whether or not to tender any shares, or at what price shares should be tendered. Directors, officers and affiliates of The Peoples Holding Company have indicated that they do not intend to tender shares pursuant to our offer.

To assist us with this offer, we have engaged The Peoples Bank and Trust Company to serve as information agent. All questions and requests for documents should be directed to The Peoples Bank and Trust Company You may reach The Peoples Bank and Trust Company at the address on the last page of the Offer to Purchase, or by calling 1-800-492-0365.

Please note that the offer is scheduled to expire at 5:00 p.m., New York City time, on May 15, 2001, unless extended by The Peoples Holding Company. Again, we encourage you to read carefully the enclosed materials.

Thank you for your consideration.

                                            Sincerely,


                                            /s/ E.  Robinson McGraw
                                           -------------------------
                                              E.  Robinson McGraw
                                      President and Chief Executive Officer